REAL ESTATE LEASE

This Lease agreement (this "Lease”) is between D.O. & M.G. INVESTMENT, INC. ("Landlord"), CARBIZ AUTO CREDIT, INC. ("Tenant"). The parties agree as follows.

PREMISES. Landlord, in consideration of the lease payments provided in this Lease, leases approximately 1000 sq. ft. of office space (the "Premises") on approximately 18000 square feet of land located at 2324 Central Avenue, St. Peterburg, FL.

TERM. The lease term will begin November 1, 2004 and will continue for five years ending October 31, 2009. An option to renew for an additional five year term will be negotiated at the conclusion of the five year lease.

LEASE PAYMENTS. Lease payments in the amount of $2300.00 plus 7% sales tax ($161.00) a total of $2461.00 per month,, plus a portion of the property taxes are to be paid to D.O. & M.G. Investment, Inc. Property Taxes attributed to 2324 Central Avenue to be paid by lessee. Estimated property taxes are $3,138.59 with adjustments to made in November of each year. Lease rate increase of 2% effective for the 4th and 5th years. This Lease is a Net.Net.Net. lease to Lessor.

POSSESSION. Tenant shall be entitled to possession on the first day of October, 2004, and shall yield possession to Landlord on the last day of the term of this Lease, unless otherwise agreed by both parties in writing. At the expiration of the term, Tenant shall remove its goods and effects and peaceably yield up the Premises to Landlord in as good a condition as when delivered to tenant, ordinary wear and tear excepted.

USE OF PREMISES. Tenant may use the Premises only for normal daily business activities related to USED CAR LOT SALES AND FINANCING. The premises may be used for any other purpose only with prior written consent of Landlord which shall not be unreasonably withheld. Tenant shall notify Landlord of any anticipated extended absence from the premises not later than the first day of the extended absence.

STORAGE. Tenant shall be entitled to store items of personal property in the rented space during the term of this Lease. Landlord shall not be liable for loss of, or damage to, such stored items.

LANDLORD:	D.O. & M.G. INVESTMENT, INC.
P.O. Box 7185
St. Petersburg; FL 33734

TENANT:	CARBIZ AUTO CREDIT, INC.
(CARBIZ U.S.A, INC.)
7405 Tamiami Trail North
Sarasota, FL 34243

Such addresses may be changed from time to time by either Party by providing nofice as set forth above. Notices mailed in accordance with the above provisions shall be deemed received on the third day after posting.

GOVERNING LAW. This Lease shall be construed in accordance with the taws of the State of Florida.

ENTIRE AGREEMENT/AMENDMENT. This Lease Agreement contains the entire agreement of the parties and there are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Lease. This Lease may be modified or amended in writing, if writing is signed by the party obligated under the amendment.

SEVERABILITY. If any portion of this Lease shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Lease is invalid or unenforceable, but that by limiting such provision, it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

NON-SUFFICIENT FUNDS. Tenant shall be charged $25.00 for each check that is returned to Landlord for lack of sufficient funds.

REMODELING OR STRUCTURAL IMPROVEMENTS. Tenant shall have the obligation to conduct any construction or remodeling (at Tenant's expense) that may be required to use the Premises as specified above. Tenant may also construct such fixtures on the Premises (at Tenant's expense) that appropriately facilitate its use for such purposes. Such construction shall be undertaken and such fixtures may be erected only with the prior written consent of the Landlord which shall not be unreasonably withheld.

Tenant shall not install awnings or advertisements on any part of the Premises without Landlord's prior written consent. At the and of the lease term, Tenant shall be entitled to remove (or at the request of Landlord shall remove) such fixtures, and shall restore the Premises to substantially the same condition of the Premises at the commencement of this Lease.

Lessor is responsible that any existing structural, electrical, or plumbing meats the appropriate building codes and ordinances. Lessor is responsible for any needed casts to make the structural, electrical, or plumbing in compliance with such building codes and ordinances.

ACCESS BY LANDLORD TO PREMISES. Subject to Tenant's consent (which shall not be unreasonably withheld), Landlord shall have the right to enter the Premises to make inspections, provide necessary services, or show the unit to prospective buyers, mortgages, tenants, or workers. However, Landlord does not assume any liability for the care or supervision of the Premises. As provided by law, in the case of an emergency, Landlord may enter the Premises without Tenant's consent. During the last three months of this Lease, or any extension of this Lease, Landlord shall be allowed to display the usual "To Let" signs and show the Premises to prospective tenants.

INDEMNITY REGARDING USE OF PREMISES. To the extent permitted by law, Tenant agrees to indemnify, hold harmless, and defend Landlord from and against any and all losses, claims, liabilities, and expenses, including reasonable attorney fees, it any, which Landlord may suffer or incur in connection with Tenant's possession, use or misuse of the Premises, except Landlord's act or negligence.

DANGEROUS MATERIALS. Tenant shall not keep or have on the Premises any article or thing of a dangerous, flammable, or explosive character that might substantially increase the danger of fire on the Premises, or that might be considered hazardous by a responsible insurance company, unless the prior written consent of Landlord is obtained and proof of adequate insurance protection is provided by Tenant to Landlord.

COMPLIANCE WITH REGULATIONS. Tenant shall promptly comply with all laws, ordinances, requirements and regulations of the federal, state, county, municipal and other authorities, and the fire insurance underwriters. However, Tenant shall not by this provision be required to make alterations to the exterior of the building or alterations of a structural nature.

ARBITRATION. Any controversy or claim relating to this, contract, including the construction or application if this contract, will be settled by binding arbitration under the rules of the American Arbitration Association, and any judgment granted by the arbitrator(s) may be enforced in any court of proper jurisdiction.

ASSIGNABILITY/SUBLETTING. Tenant may not assign or sublease any interest in the Premises nor effect a change in the majority ownership of the Tenant (from the ownership existing at the inception of this lease), nor assign, mortgage or pledge this Lease, without the prior written consent of Landlord, which shall riot be unreasonably withheld.

NOTICE. Notices under this Lease shall not be deemed valid unless given or served in writing and forwarded by mail, postage prepaid, addressed as follows:

Lessor shall, at its expense, maintain in good condition and repair, the HVAC and mechanical equipment, the roof, foundation, structural supports, underground or otherwise.

Lessee shall be responsible far all maintenance to the building, including signage structure, except as mentioned above.

DESTRUCTION OR CONDEMNATION OF PREMISES. If the Premises are partially destroyed by fire or other casualty to an extent that prevents the conducting of Tenant's use of the Premises in a normal manner, and if the damage is reasonably repairable within sixty days after the occurrence of the destruction, and if the cost of repair is less than $2.000.00, Landlord shall repair the Premises and a just proportion of the lease payments shall abate during the period of the repair according to the extent to which the Premises have be rendered untenentable. However, if the damage is not repairable within sixty days, or if the cost of repair is $2,000.00 or more, or if Landlord is prevented from repairing the damage by forces beyond Landlord's control, or if the property is condemned, this lease shall terminate upon twenty days' written notice of such event or condition by either party and any unearned rent paid in advance by Tenant shall be apportioned and refunded to it, Tenant shall give Landlord immediate notice of any damage to the Premises.

DEFAULTS. Tenant shall be in default of this Lease if Tenant fails to fulfill any lease obligation or term by which Tenant is bound. Subject to any governing provisions of law to the contrary, if Tenant fails to cure any financial obligation within 10 days (or any other obligation within 10 days) after written notice of such default is provided by Landlord to Tenant, Landlord may take possession of the Premises without further notice (to the extent permitted by law), and without prejudicing Landlord's rights to damages. In the alternative, Landlord may elect to cure any default and the cost of such action shall be added to Tenant's financial obligations under this Lease. Tenant shall pay all costs, damages, and expenses (including reasonable attorney fees and expenses) suffered by Landlord by reason of Tenant's defaults. All sums of money or charges required to be paid by Tenant under this Lease shall be additional rent whether or not such sums or charges are designated as "additional rent", The rights provided by this paragraph are cumulative in nature and are in addition to any other rights afforded by law.

HOLDOVER. If Tenant maintains possession of the Premises far any period after the termination of the Lease ("Holdover Period"). Tenant shall pay to Landlord lease payment(s) during the Holdover Period at a rate equal to double the normal payment rate set forth in the Renewal Terms paragraph.

CUMULATIVE RIGHTS. The rights of the parties under this Lease are cumulative and shall not be construed as exclusive unless otherwise reauired by law.

ADDENDUM TO LEASE

D.Q. & M.G. Investment, Inc., Landlord agrees to the following repairs to 2324 Central Avenue, St. Petersburg, FL, agreeable to Lessee within reasonable cost and time. Repairs to be concluded by October 30th, 2004.

Paint inside of office - 1 coat of white paint

Repair of roof leak

Ensure air-conditioning is functioning

New flooring installed - commercial pvc tile as in premise at pressent

Bathrooms to be more cosmetically appealing

WAIVER. The failure of either party to enforce any provisions of this Lease shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this tease.

BINDING EFFECT. The provisions of this Lease shall be binding upon and inure to the benefit of bath parties and their respective legal representatives, successors, and assigns.

LANDLORD:

/s/ B. Guliuhaus, D.O. & M.G. Investment Inc.	Date:	9/21/2004

TENANT:

/s/ Carl Ritter	Date:	9/22/2004
Carl Ritter, C.E.O.